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                          Independent Auditors' Consent

To the Shareholders and Board of Directors of Smith Barney Telecommunications Trust:

We consent to the incorporation by reference, in this Statement of Additional Information, of our report dated February 12, 2003, on the statement of assets and liabilities of Smith Barney Telecommunications Income Fund of Smith Barney Telecommunications Trust (the "Fund"), as of December 31, 2002, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the five-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-30D.

We also consent to the references to our firm as independent auditors under the heading "Counsel and Independent Auditors" in the Statement of Additional Information and "Financial Highlights" in this Prospectus.

                                    KPMG LLP

New York, New York
April 28, 2003